UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2023

Weatherford International plc
(Exact name of registrant as specified in its charter)

Ireland	001-36504	98-0606750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 St. James Place	,	Houston,	Texas	77056
(Address of principal executive offices)				(Zip Code)
 Registrant’s telephone number, including area code: 713.836.4000

N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Ordinary shares, $0.001 par value per share	WFRD	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                                         Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer
On January 3, 2023, Weatherford International plc (the “Company”) announced the appointment of Arunava Mitra, 50, to serve as the Company’s Executive Vice President and Chief Financial Officer, effective January 3, 2023. Prior to joining the Company, Mr. Mitra served as Executive Vice President and Chief Financial Officer of Mitsubishi Power Americas Inc. Serving in this role since 2014, Mr. Mitra led the organization’s profitable growth in the Americas region as a leading Power Generation OEM and its expansion into energy storage solutions, renewable development and Hydrogen infrastructure businesses. Before that, he held various finance leadership roles within Siemens in the US and Germany during a 14-year career with progressively increasing responsibilities, including as global business unit Chief Financial Officer, as well as seven years with PwC and KPMG in India and the US.
In connection with Mr. Mitra’s appointment as Executive Vice President and Chief Financial Officer of the Company, he will receive the following compensation:
(1) annual base salary of $525,000;
(2) eligibility to participate in the Company’s Short Term Incentive Plan, as amended and restated (“STI”), with a target award opportunity set at 90% of his annual base salary beginning in 2023 pursuant to the terms of the STI;
(3) a long-term incentive award for 2023 granted under the Company’s Second Amended and Restated 2019 Equity Incentive Plan (the “EIP”) equal to $1,730,000 of the Company’s ordinary shares on the date of grant, and will be delivered in a combination of 40% Restricted Share Units (“RSUs”) vesting ratably over three years from the date of grant and 60% Performance Share Units (“PSUs”) which, subject to the achievement of the performance metrics, will cliff vest at the end of the applicable performance period;
(4) eligibility to participate in the EIP or other long-term incentive plans in subsequent years at a target award of 330% of his annual base salary, subject to board approval;
(5) an additional long-term incentive award of 40,000 PSUs under the EIP which will be earned based upon the sustained achievement of certain share price targets that must be reached within the period ending on December 31, 2024 and will vest, subject to the achievement of the performance metric, on January 2, 2025;
(6) a cash sign-on bonus of $410,000, payable on the first pay period of March 2023, subject to repayment in full upon resignation or termination for cause within twelve (12) months of the payment; and
(7) relocation expenses pursuant to the Company’s Domestic Relocation policy.
Mr. Mitra will be covered under the Company’s Second Amended and Restated Change in Control Severance Plan, which is expected to provide that upon a qualifying termination of employment following a change in control transaction, he would receive, subject to a release of claims, severance benefits equal to two times base salary and bonus, continued health care benefits, outplacement services and certain other benefits. In addition, Mr. Mitra will also be covered under the Company’s Amended and Restated Executive Severance Plan (“Severance Plan”) which provides severance payments and benefits if he experiences a termination of employment by the Company without “Cause” or by the participant for “Good Reason” (each as defined in the Severance Plan). Upon such a termination, Mr. Mitra will be able to receive an amount equal to one times his base salary and bonus, a prorated target annual bonus for the year of termination, continued health and welfare benefits and outplacement services.
Mr. Mitra will be eligible for other benefits for similarly situated executives in accordance with the Company’s standard plans and polices. In addition, the Company and one of its primary subsidiaries will enter into customary officer indemnification agreements with Mr. Mitra upon joining the Company.
There are no arrangements or understandings between Mr. Mitra and any other persons pursuant to which Mr. Mitra was selected to act as the Executive Vice President and Chief Financial Officer of the Company. Mr. Mitra does not have any family relationships subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.
On January 3, 2023, the Company issued a press release related to the appointment in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated by reference herein. The information provided pursuant to this Item 7.01 is “furnished” and shall not be deemed to be “filed” with the SEC or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filings. The filing of this Item 7.01 of this Current Report on Form 8-K (including the exhibit hereto or any information included herein or therein) shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit Number	Exhibit Description
99.1	Press Release issued by Weatherford International on January 3, 2023
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Weatherford International plc
Date: January 3, 2023
/s/ Scott C. Weatherholt
Scott C. Weatherholt
Executive Vice President, General Counsel, and Chief Compliance Officer